Exhibit 5.1

Xerium Technologies, Inc.

June 2, 2017

Board of Directors
Xerium Technologies, Inc.
14101 Capital Boulevard
Youngsville, NC 27596

Re:	Registration Statement on Form S-8
600,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

I am Vice President, Secretary and General Counsel of Xerium Technologies, Inc., a Delaware corporation (the “Company”), and I offer this opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “Commission”) on June 2, 2017, relating to the proposed issuance by the Company of 600,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to an Inducement Restricted Stock Unit Award Agreement between the Company and Mark Staton, its President and Chief Executive Officer (the “Award”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus forming a part thereof, other than as expressly stated herein with respect to the issue of the Shares.

I have examined and am familiar with the Award and have examined such records of the Company and such matters of fact and law as I have deemed necessary or advisable in rendering this opinion. I am opining herein as to the General Corporation Law of the State of Delaware and I express no opinion with respect to any other laws. My opinion is expressed as of the date hereof, and I do not assume any obligation to update or supplement my opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date.

Based on the foregoing and the other matters set forth herein, it is my opinion that the Shares have been duly authorized and, when issued and duly delivered against payment therefor in accordance with the Award and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock, or (b) the book entry of the Shares by the transfer agent for the Company’s common stock, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Phillip B. Kennedy
Phillip B. Kennedy
Vice President, Secretary and General Counsel